January 24, 2024

Craig Denson

Dear Craig:

This letter agreement amends and restates your letter agreement with the Company dated December 1, 2023. In exchange for your commitment to Charge Enterprises, Inc. (the “Company”) and your anticipated future contributions, the Company is pleased to offer you the following retention benefits:

1.    Subject to the terms below, the Company shall (a) pay you a cash payment equal to $200,000, 50% payable on December 15, 2023, and 50% payable on or before January 31, 2024 (each a “Payment Date”), and (b) the bonus payable to you on or before March 1, 2024 under your employment agreement with the Company dated November 6, 2023 will instead be payable on or before January 31, 2024, in each case less applicable deductions, and withholdings. The bonus payments referred to in (a) and (b) above are herein referred to as “Retention Bonus.”

2.    The Company shall pay the Retention Bonus only if (a) you are employed by the Company on each Payment Date or (b) your employment terminates prior to a Payment Date as a result of the Company’s termination of your employment without Cause or your termination of employment for Good Reason, as such terms are defined in your November 6, 2023 employment letter agreement (your “Employment Agreement”). Should your employment terminate for any other reason prior to March 29, 2024, you will not be entitled to the Retention Bonus, and you shall be obligated to return to the Company any amount paid hereunder within three (3) business days following termination of your employment.

3.    This letter does not guarantee or imply any right to continued employment for any period, and it does not change the terms of your Employment Agreement (other than to provide the Retention Bonus opportunity described herein). The Company and you acknowledge that your employment is and shall continue to be “at-will,” as defined under applicable law. You also acknowledge that the Company has determined not to pay any cash incentive award for fiscal year 2023 and that any future bonus will be at the discretion of the Company.

4.    This letter contains the entire understanding between you and the Company with respect to your eligibility for the Retention Bonus and related terms, and it supersedes all prior discussions and understandings between you and the Company regarding the Retention Bonus. The terms described above may not be amended except by a written document signed by you and an authorized officer of the Company. This letter may not be assigned by you. The Company may assign this letter at its discretion, including in connection with a merger or sale of equity or assets.

If you have any questions, please do not hesitate to contact me directly. If you agree with these terms, please execute, and return this letter to me.

Sincerely,

/s/ Leah Schweller

Leah Schweller

CFO

I hereby acknowledge and agree to the terms of this letter.

/s/ Craig Denson                              1/24/2024

Craig Denson                                    Date